Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS FIRST QUARTER 2017 RESULTS

1st Quarter 2017 Highlights

•	Total Revenues Increased 17.8% Year-Over-Year to $205.4 Million

•	Net Loss of $82.6 Million Compared to Prior Period Net Loss of $45.1 Million

•	Adjusted EBITDA[1] Increased 12.3% Year-Over-Year to $115.4 Million

•	39,292 Net New Smart Home Subscriber Originations

•	9.1 % Year-Over-Year increase in Originations from Inside Sales

Provo, UT – May 10, 2017 – APX Group Holdings, Inc. (“APX Group,” “Vivint Smart Home,” “Vivint,” or the “Company”) today reported financial and operational results for the fiscal quarter ended March 31, 2017.

Todd Pedersen, CEO of APX Group, commented, “We’re pleased with our progress during the first quarter from both a financial and operational perspective. We reported 17.8% year-over-year total revenues growth, and at the same time increased our Adjusted EBITDA, while continuing to invest in our technology and smart home capabilities. As planned, we began the roll-out of Vivint Flex Pay in partnership with Citizens Bank during the first quarter and we announced on May 4, 2017, a retail national partnership with Best Buy (NYSE: BBY) to offer our smart home products and services in Best Buy stores.” Mr. Pedersen continued, “While we have a lot of work ahead of us, we’re looking forward to a successful 2017.”

Revenue and Subscriber Data

APX Group reported total revenues of $205.4 million for the three month period ended March 31, 2017, an increase of 17.8%, as compared to the same period in 2016. The increase in total revenues of $31.1 million was primarily driven through an increase in recurring and other revenue of $29.5 million. Recurring and other revenue increased $21.4 million year-over-year through an increase of approximately 133,000 Total Subscribers, while higher ARPU drove $7.1 million of the recurring and other revenue increase versus the same period in 2016.

The Company added 39,292 net new smart home subscribers during the first quarter of 2017. The Company’s inside sales channel increased originations by 9.1% to 24,498 net new smart home subscribers in the three months ended March 31, 2017, as compared to the same period in 2016. Average Revenue per New User for the three months ended March 31, 2017 increased by $5.98, from $62.01 to $67.99, compared to the same period in 2016.

[1]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Summary of Financial and Portfolio Metrics for the Last Five Quarters

($ in millions, except for subscriber data)

	March 31,	June 30,	September 30,	December 31,	March 31,
	2016	2016	2016	2016	2017
Total Revenues	$174.3	$180.8	$198.3	$204.5	$205.4
Net Loss	$(45.1)	$(89.7)	$(70.0)	$(71.2)	$(82.6)
Adjusted EBITDA	$102.8	$105.0	$118.0	$118.3	$115.4
Adj EBITDA Margin	59.0%	58.1%	59.5%	57.8%	56.2%
Total RPU(1)	$56.3	$61.2	$65.3	$65.6	$66.2
Net New Smart Home Subscribers	41,830	101,334	94,272	39,805	39,292
Average Revenue per New User(1)	$62.01	$67.08	$68.85	$66.33	$67.99
Total Subscribers(1)	1,018,397	1,088,909	1,142,571	1,146,746	1,151,453
Average Revenue per User(1)	$55.27	$56.20	$57.16	$57.23	$57.49
Subscriber Account Attrition(2)	12.6%	12.9%	12.9%	12.6%	12.0%

(1)	Total Subscribers and RPU data exclude wireless internet business and are provided as of each period end
(2)	Subscriber attrition is reported on an LTM basis for each period end and excludes wireless Internet business

APX Group CFO Mark Davies commented, “We had a two-fold focus during the first quarter of 2017: First, drive improvements in our operating metrics, which we did with strong revenue growth, in particular through our inside sales channel, a reduction in our subscriber acquisition cost multiple, a significant year-over-year increase in Average Revenue per New User and an improvement in customer attrition. Second, execute on our IT and infrastructure improvements related to an SAP enterprise resource planning system implementation, and the process changes and system buildouts to facilitate the launch of Vivint Flex Pay, both of which had successful initial rollouts.” Mr. Davies added, “We also successfully completed a $300 million aggregate principal amount bond offering, which was met with strong investor reception. In summary, we believe we’re off to a good start to the year.”

Costs and Expenses

Operating expenses for the first quarter of 2017 increased by 23.1%, from $58.0 million in the first quarter of 2016 to $71.4 million. The $13.4 million increase in operating expenses was primarily due to an increase of $7.4 million in personnel and related costs, $3.3 million of equipment costs and $2.1 million for contracted services and information technology costs to support the growth in the Total Subscribers. The $3.3 million of equipment costs includes approximately $1.8 million of equipment cost related to the upgrading of customers’ cellular radios from 2G to 3G and certain other updates to their systems to support the change in technology.

Selling expenses, net of capitalized subscriber acquisition costs, for the first quarter of 2017, were $34.8 million compared to $28.9 million for the same period in 2016. The 20.4% year-over-year increase in selling expenses primarily attributable to $4.0 of personnel and related costs, $0.8 million of lead generation costs associated with growth in the inside sales new subscriber originations and $0.7 million in information technology costs related to rolling out new iPads and credit card reader devices for the direct-to-home sales representatives to use with the Vivint Flex Pay program.

General and administrative (“G&A”) expenses, net of allocations, for the first quarter of 2017 were $38.9 million compared to $30.4 million for the first quarter of 2016. The year-over-year increase of $8.5 million was primarily due to an increase of $3.6 million in personnel and related costs, $1.2 million for marketing expenses, $0.7 million of information technology costs and $0.7 million of bad debt expenses.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the first quarter of 2017 grew by 12.3% to $115.4 million on a net loss of $82.6 million, compared to Adjusted EBITDA of $102.8 million on a net loss of $45.1 million for the first quarter of 2016.

Recent Developments

Vivint Flex Pay Plan

On January 3, 2017, we announced the introduction of the Vivint Flex Pay program which is expected to be our primary sales and pricing model going forward. Under the Vivint Flex Pay plan, we launched two new financing programs: (1) a consumer financing program with Citizens Bank, N.A., in the first quarter of 2017, offering qualified customers in the United States an opportunity to finance the purchase of products and related installation used in connection with Vivint’s smart home and security services and (2) a retail installment contract program (“RICs”) funded by Vivint, with respect to the purchase of products and related installation to certain customers who do not qualify to participate in the Citizens Bank, N.A. consumer financing program, but qualify under our historical underwriting criteria. We may also establish credit programs either directly or through an affiliate or pursuant to an agreement with a third party to provide installment loans or similar products to customers that do not qualify to participate in the consumer financing program. Alternatively, customers may purchase the products and related installation at the outset of the service contract with cash or credit card.

With the Vivint Flex Pay plan, customers pay separately for the products and related installation and our service offerings. Under the consumer financing program, qualified customers are eligible for installment loans provided by a third party financing provider of up to $4,000 for either 42 or 60 months. In connection with the consumer financing program, a subsidiary of ours entered into an agreement with Citizens Bank, N.A. pursuant to which Citizens will be the exclusive provider of installment loans under the consumer financing program for our customers who are eligible for such loans. Pursuant to the agreement with Citizens, we pay a monthly fee to Citizens based on the average daily outstanding balance of the loans provided by Citizens and we share with Citizens liability for credit losses, with Vivint being responsible for approximately 5% to 100% of lost principal balances, depending on factors specified in the agreement. The initial term of the agreement is five years, subject to automatic, one-year renewals unless terminated by either party in accordance with its terms. We are initially offering RICs for 42 or 60 month terms to certain customers who do not qualify to participate in the consumer financing program, but qualify under our historical underwriting criteria, and may establish credit programs either directly or through an affiliate or pursuant to an agreement with a third party to provide installment loans or similar products to such customers.

Additional 2022 Notes

On February 1, 2017, APX issued and sold an additional $300.0 million aggregate principal amount of 7.875% senior secured notes due in 2022 at a price of 108.250%. A portion of the proceeds from the offering of these notes was used to redeem $300.0 million aggregate principal amount of the Company’s existing 6.375% senior secured notes due in 2019 and pay the related redemption premium, as well as to pay all fees and expenses related thereto and any remaining proceeds will be used for general corporate purposes.

Strategic Retail Partnership with Best Buy

On May 4, 2017, we announced that we have entered into a strategic partnership agreement with Best Buy Stores, L.P., in which the parties will jointly market and sell smart home products and services. Under the terms of the agreement, Best Buy will offer certain Vivint smart home products and services in approximately 400 Best Buy retail stores on or before the first anniversary date of the agreement, with a continuing rollout to a significant number of additional Best Buy stores by the second anniversary date of the Agreement expected. We expect that Best Buy will begin offering Vivint’s products in services in these stores in the second or third quarter of 2017. The agreement also contains certain exclusivity conditions to which the parties are subject. We expect to devote significant management attention as well as significant capital and other resources to our partnership with Best Buy over the course of the agreement. Historically, we have primarily originated subscribers through our direct-to-home and inside sales channels. There is no assurance that our retail partnership with Best Buy or other third-party distribution arrangements will become a significant source of subscriber originations or revenue for us. There is also no assurance that Best Buy will continue to distribute our products and services after the expiration or termination of the Best Buy agreement. If the Best Buy agreement expires or is terminated, or if Best Buy otherwise ceases to distribute our products and services, we may not be able to establish alternative retail distribution channels for our products and services.

Liquidity

As of March 31, 2017, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $319 million.

Certain Credit Statistics

Our net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.4x at March 31, 2017.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, May 10, 2017. To join the live webcast and conference call, please visit the investor relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (877) 201-0168 for domestic participants or (647) 788-4901 for international participants with the conference code of 18107239.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading provider of smart home services in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers throughout the U.S. and Canada. For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, our plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and our partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of our management. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of this date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” in our most recent annual report on Form 10-K, and other reports filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, which are available on the SEC’s website at www.sec.gov, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in our most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in our periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers – The aggregate number of active smart home and security subscribers at the end of a given period

Monthly Revenue per User (“RPU”) – The recurring monthly revenue billed to a smart home and security subscriber

Total Revenue per User – The aggregate RPU billed for all smart home and security subscribers

Average RPU (“ARPU”) – The Total RPU divided by Total Subscribers

Average Revenue per New User (“ARPNU”) – The aggregate RPU for new subscribers originated during a period divided by the number of new subscribers originated during such period

Attrition – The aggregate number of canceled smart home and security subscribers during a period divided by the monthly weighted average number of total smart home and security subscribers for such period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us, or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). Sales of contracts to third parties, and certain moves and takeovers are excluded from the attrition calculation

Net Subscriber Acquisition Costs – Defined as direct and indirect costs to create a new smart home and security subscriber. These include commissions, equipment, installation, marketing and other allocations (G&A and overhead), less activation fees, installation fees and up sell revenue. These costs also exclude residuals and long-term equity expenses associated with the direct-to-home sales channel.

Net Subscriber Acquisition Multiple – Defined as Net Subscriber Acquisition Costs, divided by the number of net new subscribers originated, and then divided by the ARPNU

Adjusted EBITDA – Net Income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation, and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

Last Quarter Annualized Adjusted EBITDA (“LQA Adjusted EBITDA”) – A common industry measure used to reflect the step-function in earnings during the sales season related to the subscribers generated from April to August. LQA Adjusted EBITDA, calculated by multiplying Adjusted EBITDA for the most recent fiscal quarter by 4, represents the ongoing earnings power of Vivint’s current subscriber base and is potentially a more relevant metric than LTM due to the recurring nature of the revenue and expected earnings.

Net Service Cost – Defined as total service costs, including monitoring, customer service, field service and other allocations (G&A and overhead) costs, less total service revenue divided by total service subscribers

Net Service Margin – Defined as ARPU per subscriber less Net Service Costs divided by ARPU

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues:
Recurring and other revenue	$196,858	$167,446
Service and other sales revenue	5,391	5,011
Activation fees	3,104	1,796

Total revenues	205,353	174,253

Costs and expenses:
Operating expenses	71,352	57,991
Selling expenses	34,798	28,880
General and administrative expenses	38,861	30,441
Depreciation and amortization	76,869	60,571
Restructuring and asset impairment charges	—	45

Total costs and expenses	221,880	177,928

Loss from operations	(16,527)	(3,675)

Other expenses (income):
Interest expense	53,681	45,418
Interest income	(57)	(12)
Other loss (income), net	12,066	(5,108)

Total other expenses	65,690	40,298

Loss before income taxes	(82,217)	(43,973)

Income tax expense	419	1,120

Net loss	$(82,636)	$(45,093)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$37,225	$43,520
Accounts and notes receivable, net	11,759	12,891
Inventories	80,845	38,452
Prepaid expenses and other current assets	12,426	10,158

Total current assets	142,255	105,021

Property and equipment, net	67,258	63,626
Subscriber acquisition costs, net	1,064,050	1,052,434
Deferred financing costs, net	3,914	4,420
Intangible assets, net	450,788	475,392
Goodwill	835,491	835,233
Long-term investments and other assets, net	24,654	11,536

Total assets	$2,588,410	$2,547,662

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$92,757	$49,119
Accrued payroll and commissions	30,027	46,288
Accrued expenses and other current liabilities	87,322	34,265
Deferred revenue	48,820	45,722
Current portion of capital lease obligations	9,134	9,797

Total current liabilities	268,060	185,191

Notes payable, net	2,510,210	2,486,700
Capital lease obligations, net of current portion	6,039	7,935
Deferred revenue, net of current portion	73,715	58,734
Other long-term obligations	49,945	47,080
Deferred income tax liabilities	7,277	7,204

Total liabilities	2,915,246	2,792,844

Total stockholders’ deficit	(326,836)	(245,182)

Total liabilities and stockholders’ deficit	$2,588,410	$2,547,662

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Net cash used in operating activities	$(6,153)	$(12,505)
Net cash used in investing activities	(8,036)	(2,442)
Net cash provided by financing activities	7,901	14,026
Effect of exchange rate changes on cash	(7)	(1,126)

Net decrease in cash	$(6,295)	$(2,047)

Cash:
Beginning of period	43,520	2,559

End of period	$37,225	$512

Statement Regarding Non-GAAP Financial Measures

Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indentures governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Net loss	$(45.1)	$(89.7)	$(70.0)	$(71.2)	$(82.6)
Interest expense, net	45.4	47.4	51.8	52.9	53.6
Other (income) expense, net	(5.1)	9.9	0.6	2.0	12.0
Income tax expense (benefit)	1.1	(0.4)	(0.1)	(0.5)	0.4
Restructuring and asset impairment (i)	0.0	(0.7)	2.4	(0.8)	—
Depreciation and amortization (ii)	33.2	33.4	33.5	33.5	30.0
Amortization of capitalized creation costs	27.4	38.6	43.3	45.6	46.9
Non-capitalized subscriber acquisition costs (iii)	36.0	51.5	45.2	43.3	43.3
Non-cash compensation (iv)	0.4	2.7	0.5	0.5	0.4
Other Adjustments (v)	9.5	12.4	10.8	13.0	11.4

Adjusted EBITDA	$102.8	$105.0	$118.0	$118.3	$115.4

i.	Reflects costs associated with the restructuring charges and asset impairments related to the transition of our Wireless Internet business and the 2016 Contracts Sales.
ii.	Excludes loan amortization costs that are included in interest expense.
iii.	Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscribers contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
iv.	Reflects non-cash compensation costs related to employee and director stock and stock option plans.
v.	Other adjustments including items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other similar adjustments.